Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between AngioDynamics, Inc, a Delaware corporation (the “Company”) and Eric Honroth (“Executive”) (together, the “Parties” and individually, a “Party”).

WHEREAS, Executive wishes to be employed by the Company, and the Company wishes to secure the employment of Executive, under the terms and conditions described below.

NOW THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the Parties hereto agree as follows:

1.           Position; Location.

(a)         Effective as of November 2, 2026 (the “Effective Date”), Executive shall be employed as Chief Executive Officer (“CEO”) and President of the Company.  Executive shall report to the Company’s Board of Directors (the “Board”).  Executive shall also be nominated to serve on the Board so long as he serves as CEO.  For the avoidance of doubt, during the Term (as defined below), Executive will not receive any compensation for his service as a member of the Board.

(b)         Executive shall be primarily based in Latham, New York, but from time-to-time shall be required to travel to and work from other business locations as necessary to perform his duties or attend to the Company’s or its affiliates’ business. The Company will reimburse Executive for reasonable travel and lodging costs actually incurred in connection with such business travel in accordance with the Company’s travel policies as in effect from time to time.

(c)         Executive shall use Executive’s best efforts to perform all services diligently and to the best of Executive’s ability, and shall at all times carry out Executive’s duties in a competent and professional manner and seek to enhance and promote the business of the Company.  Executive shall devote all of his business time and efforts to the affairs of the Company.  Notwithstanding the foregoing, during the Term (as defined below), nothing herein shall preclude Executive from (i) with the prior written approval of the Board, serving as a member of the board of directors of not-for-profit organizations and, on and after the first anniversary of the Effective Date, one for-profit organization; (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

2.           Term.  Executive’s employment hereunder shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless terminated earlier pursuant to Section 11; provided that, on the first anniversary of the Effective Date and each anniversary thereafter (that date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of his or its intention not to extend the term of the Agreement at least sixty days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company under this Agreement shall hereinafter be referred to as the “Term” and the date on which the Term ends pursuant to this Section 2, the “Term Expiration Date”.

3.           Salary.  During the Term, the Company shall pay Executive a base salary at the annualized rate of $735,000, paid in bi-weekly installments in accordance with the Company’s regular payroll practices and subject to applicable tax withholding. Executive’s annual salary shall be subject to periodic reviews with upward adjustments, if any, recommended for Board approval by the Compensation and Human Capital Committee of the Board (the “Compensation Committee”) (such annual salary as in effect at any given time, the “Base Salary”).

4.           Annual Bonus.  During the Term, Executive shall be eligible to participate in the Company’s annual incentive compensation plan as in effect from time to time for senior executives. Executive’s initial target annual incentive opportunity shall be ninety-five percent of Executive’s Base Salary (the “Target Annual Bonus”). The actual annual bonus earned, if any, shall be determined by the Board upon recommendation from the Compensation Committee based upon the achievement of applicable corporate and/or individual performance goals and such other factors as the Compensation Committee may determine, and may be greater or less than the Target Annual Bonus. Except as otherwise expressly provided in this Agreement, payment of any annual bonus shall be subject to Executive’s continued employment through the applicable payment date and shall be paid at the same time annual bonuses are paid to the Company’s other senior executives. For the fiscal year in which the Effective Date occurs, Executive’s annual bonus opportunity shall be prorated based on the Effective Date.

5.          Long-Term Incentive.  During the Term, Executive shall be eligible to receive annual long-term incentive awards under the Company’s equity incentive plan then in effect (the “Equity Plan”), subject to the approval of the Board. All annual equity awards shall be determined by the Compensation Committee and the Board, in their sole and absolute discretion, and shall be subject to the terms of the Equity Plan and the applicable award agreements.

6.           Sign-On Provisions.

(a)         Initial Inducement Award. As a material inducement to Executive’s entering into this Agreement, Executive shall be granted a long-term incentive award equal to three hundred fifty percent of Executive’s Base Salary, which shall be prorated based on the Effective Date in relation to the Company’s fiscal year and shall vest on a schedule designed to align with the vesting schedule applicable to the Company’s senior management team. The initial inducement grant shall consist of fifty percent restricted stock units and fifty percent performance stock units and shall be subject to the terms and conditions of the applicable award agreements.

(b)         Equity Buy-Out Award. As a further material inducement to Executive’s entering into this Agreement, within thirty days following the Effective Date, and subject to the approval of the Compensation Committee and the Board, Executive shall receive a one-time restricted stock unit award with a grant-date value of $450,000 to replace equity compensation forfeited from Executive’s prior employer. The award shall vest in two equal installments on the first and second anniversaries of the Effective Date, subject to Executive’s continued employment through such date, except as otherwise provided in the applicable award agreement or this Agreement.

(c)         Sign-On Bonus. Within thirty days following the Effective Date, the Company shall pay Executive a cash sign-on bonus of $350,000 to replace annual bonus compensation forfeited from Executive’s prior employer. Such sign-on bonus shall be paid in accordance with the Company’s regular payroll practices and subject to applicable tax withholding. If Executive voluntarily resigns from employment without Good Reason (as defined below) or is terminated for Cause (as defined below) before the first anniversary of the Effective Date, Executive shall repay the gross amount of the sign-on bonus to the Company within ninety days following the date of termination, subject to applicable law and any repayment procedures established by the Company. No repayment shall be required if Executive’s employment terminates due to death, Disability (as defined below), termination by the Company without Cause, or resignation by Executive for Good Reason.

7.           Benefits.  Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company for its employees from time to time, at a level consistent with the benefits provided to other senior executives, subject to the provisions of the respective plans and programs.  During the Term, the Company shall provide Executive with an automobile allowance at the annual rate of $24,000, payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholding. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

8.          Paid Time Off.  Executive shall be entitled to vacation, holiday and sick leave, in accordance with the Company’s time off and leaves of absence policies.

9.           Commuting Assistance. In addition to the Company’s standard expense reimbursement set forth in Section 1(b), for up to twenty-four months following the Effective Date, the Company shall provide Executive with a monthly commuting and temporary living allowance of $10,000, pro-rated for any partial month during the Term, to offset commuting and temporary living expenses incurred in connection with Executive’s travel to and from and lodging in New York. Such allowance shall be paid in accordance with the Company’s payroll practices or reimbursement procedures, as determined by the Company, and shall be subject to applicable tax withholding.

10.       Company Policies.  In consideration for the Company entering into this Agreement, Executive shall execute the Company’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement, which is annexed hereto as Exhibit A, the terms of which shall survive termination of this Agreement and Executive’s employment.

11.           Termination of Employment.

(a)         Any Termination.  Upon termination of employment for any reason, including, for the avoidance of doubt, by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive shall be entitled to the following: (i) any accrued and unpaid Base Salary; (ii) payment for accrued and unused vacation time, if required by Company policy or applicable law; (iii) reimbursement for any approved business expenses incurred during the Term as described in Section 1(b) above; and (iv) any rights surviving termination of employment under any employee benefit plan or program or compensation arrangement in which Executive participates, pursuant to its respective terms (the entitlements in clauses (i) through (iv) of this Section 11(a), the “Accrued Benefits”).

(b)         Involuntary Termination by the Company without Cause or by Executive for Good Reason.  Subject to Section 11(c) below, in the event that prior to the expiration of the Term, the Company terminates Executive’s employment without Cause (as defined below) (including a termination on account of Executive’s Disability (as defined below)) or Executive terminates Executive’s employment for Good Reason (as defined in below), Executive shall be entitled to the following, in addition to the Accrued Benefits:

(i)         continued payment of Base Salary for a period of eighteen months;

(ii)         payment of any earned but unpaid prior year’s annual bonus;

(iii)      if the Executive timely elects to continue coverage under the Company’s group health plans for the Executive pursuant to the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive will be entitled to continued health insurance, at the Company’s expense, for a period of eighteen months following the date of the Executive’s termination of employment (or the Executive’s eligibility for other employer-provided health insurance, if sooner); provided that such continued health insurance will cease if at any time the Company determines, in its sole discretion that its payment of COBRA premiums on the Executive’s behalf would violate applicable law (including without limitation, Section 2716 of the Public Health Service Act).  In such event, the Company shall pay the Executive on a monthly basis the amount that it would have paid if the Executive were so eligible; and

(iv)        all of Executive’s outstanding, unvested equity awards granted under the Company’s equity plans shall continue to vest for a period of twelve months as if Executive had remained actively employed during such twelve-month period, subject to the achievement of any performance vesting conditions.

(c)         Form and Timing of Payment.  None of the payments and benefits in Section 11(b) above (other than the Accrued Benefits) shall apply unless Executive (i) has returned all Company property in Executive’s possession, (ii) has resigned as an officer of the Company and member of the Board and/or its subsidiaries and affiliates (as applicable), and (iii) has executed a separation agreement and general release of the Company and its affiliates, and each of their respective employees, officers, directors, owners, members, and other persons affiliated with the Company or its affiliates (the “Separation Agreement”), in a form reasonably prescribed by the Company.  Executive (or Executive’s estate, if applicable) must execute and return the Separation Agreement on or before the date specified by the Company. Notwithstanding anything to the contrary herein, if the period in which Executive can execute and return the Separation Agreement spans two calendar years and if any of the payments described in Section 11(b) are nonqualified deferred compensation subject to Section 409A of the Code (“Section 409A”), payments described in Section 11(b) shall be made or commence in the second calendar year.

(d)         Definitions.

(i)         “Cause” shall mean: (1) Executive’s gross negligence or gross misconduct in the performance of Executive’s employment duties; (2) Executive’s refusal or willful failure to substantially perform Executive’s duties to the Company; (3) Executive’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company or its affiliates; (4) Executive’s violation of a confidentiality, non-solicitation, non-competition, or non-disparagement obligation to the Company or its affiliates, whether pursuant to agreement, policy or otherwise; (5) Executive’s improper disclosure of proprietary information or trade secrets of the Company, its affiliates or their business; (6) Executive’s falsification of any records or documents of the Company or its affiliates; (7) Executive’s material non-compliance with a law or regulatory rule applicable to the Company’s business or any material Company policy, including but not limited to the Company’s Code of Conduct policy; (8) Executive’s indictment for, or plea of guilt or nolo contendere to, a felony or other crime involving fraud, embezzlement, theft, or intentional dishonesty; (9) Executive’s engaging in behavior that causes material harm to the  reputation of the Company or its affiliates or in the reasonable, good faith determination of the Board is likely to materially harm the reputation of the Company or its affiliates, or puts Executive at material risk of being prohibited from working for the Company; or (10) Executive’s other willful action that is materially harmful to the business, interests or reputation of the Company or its affiliates.  For purposes of this definition, no failure or refusal on the part of Executive shall be deemed “willful” if done, or omitted to be done, by Executive in the reasonable belief that his failure or refusal was in the best interest of the Company or that the requested act was unlawful. For the avoidance of doubt, termination of Executive’s employment on the Term Expiration Date shall not constitute a termination by the Company without Cause or by Executive for Good Reason under Section 9(c).

(ii)         “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(iii)         “Disability” shall have the meaning ascribed to such term in the Company’s long-term disability plan or, absent such definition, shall mean that Executive has incurred a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(iv)         “Good Reason” shall mean: (1) removal of Executive as CEO or a material diminution in Executive’s duties, responsibilities and authority, (2) the requirement by the Company that Executive’s principal place of employment be relocated more than fifty  miles from Latham, New York or Marlboro, Massachusetts; (3) a material reduction in Executive’s Base Salary, other than a pro-rata reduction that is part of a broad-based reduction of base salary applicable to other senior executives of the Company, provided that such reduction shall not exceed 10% of Executive’s Base Salary in the aggregate; or (4) failure to nominate or re-nominate Executive for election to the Board.  Good Reason shall not exist unless (a) the Company has received written notice of such Good Reason from Executive within thirty days of Executive first becoming aware of the alleged event of Good Reason, (b) the Company does not cure within thirty days after receipt of such notice, and (c) Executive terminates employment for Good Reason within ninety days following Executive first becoming aware of the occurrence of such event.

(e)         Qualifying Termination Following a Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) a Change in Control occurs during the Term and (ii) within the twenty-four-month period immediately following such Change in Control, the Company terminates Executive’s employment without Cause (other than by reason of Executive’s death or Disability) or Executive resigns for Good Reason, then, subject to Executive’s satisfaction of the conditions set forth in Section 11(c), Executive shall be entitled to receive, in lieu of the payments and benefits described in Section 11(b), the following:

(i)         the Accrued Benefits;

(ii)        continued payment of Executive’s Base Salary for a period of twenty-four months following Executive’s termination of employment, payable in substantially equal installments in accordance with the Company’s normal payroll practices;

(iii)      a lump sum cash payment equal to Executive’s Target Annual Bonus for the fiscal year in which Executive’s termination occurs, payable at the same time severance payments would commence under Section 11(c);

(iv)       if Executive timely elects continuation coverage pursuant to COBRA, continued Company-paid health coverage (or reimbursement in accordance with Section 11(b)(iii)) for eighteen months following Executive’s termination of employment; and

(v)        notwithstanding anything to the contrary contained in any equity incentive plan or award agreement, all outstanding and unvested equity awards then held by Executive shall immediately become fully vested, with any performance-based awards vesting at the level provided in the applicable award agreement or, if the applicable award agreement is silent, at target performance.

For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Equity Plan.

(f)        Deemed Resignation. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have automatically resigned, effective as of the date of such termination and without any further action by Executive, from (i) the Board, (ii) the board of directors (or similar governing body) of each of the Company’s subsidiaries and affiliates, (iii) each committee of the Board or of any such subsidiary or affiliate on which Executive serves, and (iv) each officer, fiduciary, trustee or other position that Executive then holds with the Company or any of its subsidiaries or affiliates. At the Company’s request, Executive shall promptly execute such additional documents and take such further actions as may be reasonably necessary or appropriate to evidence or effectuate such resignations.

12.           Section 280G.  If any payment or benefit Executive will or may receive from the Company under this Agreement or otherwise would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (a “280G Payment”) and, (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the 280G Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the 280G Payment (a “Full Payment”), or (ii) payment of only a part of the 280G Payment, so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax.  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes that could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (A) the 280G Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the 280G Payment, and (B) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit for Executive, as determined in the Company’s reasonable good faith discretion.  All determinations required to be made under this Section 12, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made in a manner determined by the Company. Any determination by the Company shall be binding upon Executive, absent manifest error.  For purposes of determining whether and the extent to which the payments will be subject to the Excise Tax (i) no portion of the payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and (ii) in calculating the Excise Tax, no portion of such payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation.

13.           No Conflict.  Executive represents and warrants that Executive is free to enter into this Agreement and the agreements referenced herein, and that Executive has no contractual commitments, restrictions, or obligations that will in any way preclude or interfere with Executive’s continued employment by the Company, Executive’s conduct of Company business, or performance of Executive’s duties.  Executive further represents and warrants that Executive will not bring or disclose, and that Executive has not brought or disclosed to the Company any confidential or proprietary information of any former employer.

14.         Indemnification.  In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Executive is or was a director or officer of the Company or any of its subsidiaries, Executive shall be indemnified by the Company, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws.

15.        Cooperation.  During and following the Term, Executive agrees that, upon the Company’s reasonable notice to Executive, Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company (or, if applicable, any affiliate of the Company) or of which Executive has knowledge by virtue of Executive’s employment with the Company (or, if applicable, any affiliate of the Company).  Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.

16.        Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been given (a) on the day sent, if delivered by hand or email (with confirmation), or (b) on the business day after the day sent if delivered by a recognized overnight courier, to the following addresses (or such other addresses as a Party may designate by notice to the other Party):

To Executive:

At the address on file in the Company’s personnel records

To the Company:

AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110
Attn: Chief Legal Officer
Email: Legal@AngioDynamics.com

17.      Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective legal representatives, successors, and permitted assigns, and nothing herein is intended to confer any right, remedy, or benefit upon any other person.  Executive may not assign or transfer any of Executive’s rights and obligations under this Agreement without the prior written consent of the Company. The Company shall require any successor by merger, consolidation or sale of substantially all assets to assume this Agreement.

18.       Clawback. Notwithstanding anything herein, all compensation shall remain subject to the Company’s clawback policy, as may be amended from time to time, in compliance with applicable law and stock exchange listing standards

19.      Entire Agreement. This Agreement, together with the Confidentiality, Non-Solicitation, Non-Competition, and Invention Disclosure Agreement (attached hereto as Exhibit A), constitute the entire understanding and agreement between Executive and the Company with respect to the subject matter hereof and supersede all prior negotiations and understandings, whether written or oral, relating to such subject matter.  Executive acknowledges that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement.

20.        Amendment and Waiver.  The terms of this Agreement may not be modified, waived, changed, discharged, or terminated, except by an agreement in writing signed by the Parties.  No term or condition of this Agreement shall be waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.  No such written waiver shall be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

21.       Severability.  Each provision and term of this Agreement should be interpreted in a manner to be enforceable and valid, but if any provision or term is held, in whole or in part, to be invalid or unenforceable, then such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions and terms, and such other provisions and terms shall remain in full force and effect.

22.        Governing Law.  This Agreement shall be governed by the laws of the State of New York without reference to the conflict or choice of laws provisions thereof.

23.        Dispute Resolution.  Except as otherwise provided herein, in the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, or in the Confidentiality, Non-Solicitation, Non-Competition, and Invention Disclosure Agreement attached as Exhibit A (including with respect to the Company’s right to seek temporary, preliminary or permanent injunctive or other equitable relief), any dispute, controversy or claim arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of such employment, shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules then in effect. The arbitration shall be conducted before a single neutral arbitrator in Albany County, New York, unless the Parties mutually agree to another location. The arbitrator shall be a retired federal judge or an attorney with at least fifteen years of experience specializing in corporate governance or executive compensation disputes.  The arbitrator shall have the authority to award any remedy or relief that would otherwise be available in a court of competent jurisdiction, including injunctive relief, damages and attorneys’ fees to the extent authorized by applicable law or this Agreement. The arbitrator shall issue a written reasoned decision setting forth the essential findings and conclusions on which the award is based.  Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce and that the arbitration provisions contained herein shall be governed by and interpreted in accordance with the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  The Company shall bear all costs of the arbitrator and the administrative fees of the AAA. Each Party shall otherwise bear its own attorneys’ fees and costs, except as otherwise provided by applicable law or as awarded by the arbitrator. To the maximum extent permitted by law, all aspects of the arbitration, including the demand for arbitration, all briefs, evidence, hearing transcripts, and the arbitrator’s reasoned decision, shall remain strictly confidential and shall not be disclosed to any third party without prior written consent, except as strictly required by law or Securities and Exchange Commission regulatory disclosure requirements.

24.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25.         Tax Matters.

(a)        Withholding.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)       Tax Advice.  Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company.

26.        Section 409A.  The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement until Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A (a “Separation”). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated or additional taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and Company during the six (6) month period immediately following Executive’s Separation shall instead be paid on the first business day after the date that is six (6) months following Executive’s Separation (or, if earlier, Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement or any other arrangement between Executive and Company shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year.  Notwithstanding anything set forth herein to the contrary, to the extent that any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes non-qualified deferred compensation under Section 409A, then to the extent required to avoid accelerated or additional taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

27.        Legal Fees. The Company shall reimburse Executive for legal fees actually incurred in the negotiation and execution of this Agreement up to $10,000.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date written below.

ANGIODYNAMICS, INC.		ERIC HONROTH

By:	/s/ Howard Donnelly	/s/ Eric Honroth
	Name: Howard Donnelly	Date: October 3, 2026
Title: Chairman of the Board
Date: October 3, 2026

Exhibit A

Confidentiality, Non-Solicitation, Non-Competition, and Invention Disclosure Agreement

[Intentionally Omitted]